Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-149800) pertaining to the 2003 Equity Incentive Plan, 2008 Equity Incentive Plan, 2008 Employee Stock Purchase Plan, and 2008 Non-Employee Directors’ Stock Option Plan of BioTelemetry, Inc. of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedules of CardioNet, Inc. and the effectiveness of internal control over financial reporting of CardioNet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

September 6, 2013